UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 4, 2025

Capri Holdings Ltd

(Exact name of Registrant as Specified in its Charter)

001-35368

(Commission File Number)

British Virgin Islands	N/A
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

90 Whitfield Street

2nd Floor

London, United Kingdom

W1T 4EZ

(Address of Principal Executive Offices)

44 207 632 8600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Ordinary Shares, no par value	CPRI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 4, 2025 (the “Closing Date”), Capri Holdings Limited (the “Company”) entered into an amended and restated credit agreement (the “Amended and Restated Credit Agreement”) with, among others, JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as administrative agent, which amended and restated the Company’s existing credit agreement, dated as of July 1, 2022 (as previously amended, the “Existing Credit Agreement”). The Amended and Restated Credit Agreement provides for senior secured credit facilities in the aggregate principal amount of the U.S. Dollar equivalent of $2.2 billion (the “2025 Credit Facilities”), under which the Company, a U.S. subsidiary of the Company, a Canadian subsidiary of the Company and a Swiss subsidiary of the Company are borrowers, and which will be guaranteed by the borrowers and certain other subsidiaries of the Company (the “Guarantees”). The 2025 Credit Facilities are comprised of (i) a new $700 million senior secured term loan facility comprised of (a) a $392 million tranche of terms loans in U.S. Dollars (the “USD Term Loans”), which was fully drawn by Michael Kors (USA), Inc. on the Closing Date, and (b) a tranche of term loans in Euros in an amount equal to the Euro equivalent of $302 million (the “Euro Term Loans,” and together with the USD Term Loans, the “New Term Loans”), which were fully drawn by Michael Kors (Switzerland) GmbH on the Closing Date, and (ii) the existing $1.5 billion revolving credit facility (the “Revolving Credit Facility”) as provided under the Existing Credit Agreement, which may be denominated in U.S. Dollars and other currencies, including Euros, Canadian Dollars, Pounds Sterling, Japanese Yen and Swiss Francs, and which includes sub-facilities for the issuance of letters of credit up to $125 million and swing line loans at the administrative agent’s discretion of up to $100 million. Capitalized terms that are not defined herein have the meanings given to them in the Amended and Restated Credit Agreement.

The Revolving Credit Facility and the New Term Loans mature on July 1, 2027. The applicable borrower is required to make quarterly principal payments in respect to the New Term Loans on the last business day of each calendar quarter, commencing with the last business day of the first full calendar quarter ending after the Closing Date, in equal installments equal to 1.25% of the original principal amount of the applicable New Term Loans on the Closing Date. Amounts repaid or prepaid in respect of the term loans may not be reborrowed.

The Amended and Restated Credit Agreement adds a requirement that the obligations under the 2025 Credit Facilities will be secured by liens on substantially all of the assets of the Company and its U.S. subsidiaries that are borrowers and guarantors, excluding real property and other customary exceptions, and substantially all of the registered intellectual property of the Company and its subsidiaries. With respect to certain non-ordinary course asset sales, the Company may elect to reinvest the net cash proceeds from such sales in the business of the Company and its subsidiaries, and to the extent it does not do so, the Company is required to apply such net cash proceeds to prepay the New Term Loans, subject to certain thresholds and exceptions. The New Term Loans are also required to be prepaid with the net cash proceeds of any indebtedness for borrowed money that is not permitted under the Amended and Restated Credit Agreement, as well as from certain equity issuances by the Company.

Borrowings under the Revolving Credit Facility were used on the Closing Date to repay in part the $450 million senior unsecured delayed draw term loans due November 1, 2025 outstanding under the Existing Credit Agreement (the “Existing Term Loans”) and to pay transaction costs, and may be used to finance working capital needs and other general corporate purposes of the Company and its subsidiaries. The New Term Loans were borrowed on the Closing Date to repay outstanding indebtedness, including the Existing Term Loans, to pay transactions costs and for general corporate purposes of the Company and its subsidiaries. It was a condition to the effectiveness of the Amended and Restated Credit Agreement that the Company repay all amounts outstanding in respect of the EUR 450 million senior unsecured term loan under that certain Term Facility Agreement dated as of December 5, 2022 among Gianni Versace S.r.l., as borrower, Intesa Sanpaolo S.p.A., Banca Nazionale Del Lavoro S.p.A. and UniCredit S.p.A., as arrangers and lenders, and Intesa Sanpaolo S.p.A., as agent (the “Term Facility Agreement”), which repayment and termination occurred on February 4, 2025.

The Amended and Restated Credit Agreement provides for future incremental capacity in the form of increases in the Revolving Credit Facility, USD Term Loans or Euro Term Loans or additional tranches of term loans that are secured by pari passu liens on the collateral (“Incremental Facilities”) in an amount not to exceed the sum of (x) the excess of $750 million over the aggregate principal amount of Incremental Facilities and incremental equivalent debt incurred or established under this permission and (y) an additional amount such that after giving effect to such incurrence on a pro forma basis the ratio of indebtedness secured by liens on the collateral, minus unrestricted cash and cash equivalents not to exceed $200,000,000, to Consolidated EBITDAR (as defined below) for the most recent four quarter period for which financial statements are available would not exceed 3.00 to 1.00. Consolidated EBITDAR is defined as consolidated net income plus provision for taxes based on income, profits or capital, net interest expense, depreciation and amortization expense, consolidated rent expense and other non-cash losses, charges and expenses, subject to certain additions and deductions.

Borrowings under the Revolving Credit Facility bear interest, at the Company’s option, at (i) for loans denominated in U.S. Dollars, (A) an alternate base rate (the “Alternate Base Rate”), which is the greatest of (x) the prime rate publicly announced from time to time by JPMorgan Chase, (y) the greater of the federal funds effective rate and the Federal Reserve Bank of New York overnight bank funding rate and zero, plus 50 basis points, and (z) the greater of term SOFR for an interest period of one month plus 10 basis points and zero, plus 100 basis points or (B) the greater of term SOFR for the applicable interest period plus 10 basis points (“Adjusted Term SOFR”) and zero; (ii) for loans denominated in Pounds Sterling, the greater of SONIA and zero; (iii) for loans denominated in Swiss Francs, the greater of SARON and zero; (iv) for loans denominated in Euro, the greater of EURIBOR for the applicable interest period adjusted for statutory reserve requirements (“Adjusted EURIBOR Rate”) and zero; (v) for loans denominated in Canadian Dollars, the greater of daily simple CORRA and zero; and (vi) for loans denominated in Japanese Yen, the greater of TIBOR for the applicable interest period adjusted for statutory reserve requirements and zero; in each case, plus an applicable margin based on the Company’s public debt ratings and/or net leverage ratio. The USD Term Loans bear interest, at the Company’s option, at (1) the Alternate Base Rate or (2) the greater of Adjusted Term SOFR for the applicable interest period and zero. The Euro Term Loans bear interest at the greater of the Adjusted EURIBOR Rate and zero.

The 2025 Credit Facilities provide for an annual administration fee and the Revolving Credit Facility provides for an unused commitment fee equal to 7.5 basis points to 17.5 basis points per annum, based on the Company’s public debt ratings and/or net leverage ratio, applied to the average daily unused amount of the Revolving Credit Facility. Loans under the 2025 Credit Facilities may be prepaid and commitments may be terminated or reduced by the borrowers without premium or penalty other than customary “breakage” costs.

The 2025 Credit Facilities also permit certain working capital facilities between the Company or any of its subsidiaries, on the one hand, and a lender or an affiliate of a lender under the 2025 Credit Facilities, on the other, to be guaranteed under the Guarantees, and permit certain swap obligations and banking services obligations owing to, supply chain financings with, and up to $100 million outstanding principal amount of bilateral letters of credit and bank guarantees issued by, a lender or an affiliate of a lender to be guaranteed and secured under the Guarantees and collateral documents.

The Amended and Restated Credit Agreement continues to require the Company to maintain a net leverage ratio as of the end of each fiscal quarter of no greater than 4.0 to 1; provided, that on no more than two occasions, if the Company consummates a material acquisition, the Company may elect to increase the covenant level to 4.5 to 1 for the four fiscal quarter period commencing with the fiscal quarter in which such material acquisition is consummated. Such net leverage ratio is calculated as the ratio of the sum of total indebtedness, plus the capitalized amount of all operating lease obligations, as of the date of the measurement, minus unrestricted cash and cash equivalents not to exceed $200,000,000, to Consolidated EBITDAR. The Amended and Restated Credit Agreement also includes customary covenants that limit additional indebtedness, liens, acquisitions and other investments, dispositions, restricted payments and affiliate transactions. The Amended and Restated Credit Agreement contains events of default customary for financings of this type, including, but not limited to, payment defaults, material inaccuracy of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy or insolvency, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or collateral document supporting the 2025 Credit Facilities to be in full force and effect, and changes of control. If such an event of default occurs and is continuing, the lenders under the 2025 Credit Facilities would be entitled to take various actions, including, but not limited to, terminating the commitments and accelerating amounts outstanding under the 2025 Credit Facilities and exercising remedies against collateral.

In the ordinary course of their business, the lenders and certain of their affiliates have in the past engaged in, or may in the future engage in, investment and commercial banking or other transactions of a financial nature with the Company or its affiliates, including the provision of certain advisory services and the making of loans to the Company and its affiliates.

This summary does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On February 4, 2024, the Company repaid in full all amounts outstanding under, and terminated, the Term Facility Agreement, and terminated the related Parent Company Guarantee, dated December 5, 2022, by and among the Company, as guarantor, Banca Nazionale del Lavoro S.p.A., Intesa Sanpaolo S.p.A. and UniCredit S.p.A.

A description of the Term Facility Agreement and the related Parent Company Guarantee is included in Item 1.01 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2022 and is incorporated by reference in this Item 1.02.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information contained in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement dated as of February 4, 2025 among Capri Holdings Limited, Michael Kors (USA), Inc., Michael Kors (Switzerland) GmbH, the foreign subsidiary borrowers party thereto, the guarantors party thereto, the financial institutions party thereto as lenders and issuing banks and JPMorgan Chase Bank, N.A., as administrative agent.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAPRI HOLDINGS LIMITED

Date: February 4, 2025

	By:	/s/ Krista A. McDonough
	Name:	Krista A. McDonough
	Title:	Senior Vice President, General Counsel & Chief Sustainability Officer